As filed with the Securities and Exchange Commission on February 9, 2023

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PETMED EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0680967
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

420 South Congress Avenue Delray Beach, Florida 33445
(Address, including zip code, of Principal Executive Offices)

2022 Employee Equity Compensation Restricted Stock Plan
(Full title of the plan)

URS Agents Inc. 3458 Lakeshore Drive Tallahassee, Florida 32312 800-567-4397
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Roxanne K. Beilly Roxanne K. Beilly, P.A. 907 SE 7th Street Fort Lauderdale, Florida 33301

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

.

Explanatory Note

This registration statement on Form S-8 (“Registration Statement”) of PetMed Express, Inc. (the “Company”), relates to two separate prospectuses for the registration of (1) 1,000,000 shares of the Company’s common stock which may be issued from time to time to participants under our PetMed Express, Inc. 2022 Employee Equity Compensation Restricted Stock Plan (the “2022 Employee Plan”), and (2) 767,765 shares of the Company’s common stock for re-offer and/or re-sale by the individuals listed under the Selling Security Holder section of the re-offer prospectus under our PetMed Express, Inc. 2015 Outside Director Equity Compensation Restricted Stock Plan (the “2015 Director Plan”), our PetMed Express, Inc. 2016 Employee Equity Compensation Restricted Stock Plan (the “2016 Employee Plan”), and our PetMed Express, Inc. 2006 Outside Director Equity Compensation Restricted Stock Plan, as amended and restated effective July 27, 2012 (the “2006 Director Plan”).

Section 10(a) Prospectus: Items 1 and 2 of Part I of this Registration Statement, and the documents incorporated by reference pursuant to Part II, Item 3 of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Reoffer Prospectus: The material that follows Item 2, up to but not including Part II of this Registration Statement, of which the reoffer prospectus is a part, constitutes a “reoffer prospectus,” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of common shares that are acquired by the selling security holders named in the reoffer prospectus and deemed to be “control securities” under the Securities Act. The reoffer prospectus does not contain all of the information included in this Registration Statement, certain items of which are contained in exhibits to this Registration Statement as permitted by the rules and regulations of the Securities and Exchange Commission (“Commission”). Statements contained in the reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to this Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information

The document(s) containing the information specified in Item 1 of this Registration Statement will be sent or given to participants in the 2022 Employee Plan as specified in Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.        Registrant Information and Employee Plan Annual Information

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a)

prospectus. The Company will also furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees pursuant to Rule 428(b). Requests should be directed to PetMed Express, Inc., Attention: Christine Chambers, Chief Financial Officer, at 420 South Congress Ave., Delray Beach, Florida 33445, telephone number (561) 526-4444.

REOFFER PROSPECTUS

PetMed Express, Inc.

767,765 Shares of Common Stock

This reoffer prospectus relates to the reoffer and resale of up to 767,765 shares of common stock, par value $0.001 per share of PetMed Express, Inc. (“we”, “us”, our”, “PetMed” or the “Company”) which may be offered for sale from time to time by the selling security holders (“Selling Security Holders”) as described below under the section entitled “Selling Security Holders.” The shares of common stock were or will be acquired by the Selling Security Holders pursuant to the following Company benefit plans: 2022 Employee Equity Compensation Restricted Stock Plan (the “2022 Employee Plan”), the PetMed Express, Inc. 2016 Employee Equity Compensation Restricted Stock Plan (the “2016 Employee Plan”), the PetMed Express, Inc. 2015 Outside Director Equity Compensation Restricted Stock Plan (the “2015 Director Plan”), and the PetMed Express, Inc. 2006 Outside Director Equity Compensation Restricted Stock Plan, as amended and restated effective July 27, 2012 (the “2006 Director Plan”, and collectively with the 2022 Employee Plan, the 2016 Employee Plan and the 2015 Director Plan, the “Plans”). We will not receive any proceeds from the sale of shares of common stock by the Selling Security Holders pursuant to this reoffer prospectus. These Selling Security Holders may resell all, a portion, or none of the shares of common stock to which this reoffer prospectus relates from time to time. The names of persons selling shares under this reoffer prospectus and the amount of such shares are set forth below under the section entitled “Selling Security Holders” to the extent we presently have such information. However, other affiliate Selling Security Holders may elect to sell shares under this reoffer prospectus as they receive them from time to time in the future or the Selling Security Holders described below under the section entitled “Selling Security Holders” may receive additional shares from time to time in the future and elect to sell the additional shares under this reoffer prospectus as they receive them in which case, as the amounts of shares to be reoffered, and names of other affiliate Selling Security Holders become known, we will supplement this reoffer prospectus with that information. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus. See “Selling Security Holders” beginning on page 24.

This reoffer prospectus has been prepared for the purpose of registering the shares of common stock under the Securities Act of 1933, as amended (the “Securities Act”) to allow for future sales by the Selling Security Holders, on a continuous or delayed basis, to the public without restriction. The registration of the common stock for the Selling Security Holders does not necessarily mean that the Selling Security Holders will offer or sell their respective shares. Each Selling Security Holder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

You should carefully read this reoffer prospectus, including the information it incorporates by reference, and any accompanying prospectus supplement before making a decision to purchase shares of common stock from the Selling Security Holders. The shares of common stock registered hereby may be sold from time to time directly by, or through agents or broker-dealers acting as agents on behalf of, each of the Selling Security Holders in one or more transactions on the NASDAQ Global Select Market or on any stock exchange on which our common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. We are paying the expenses incurred in registering the shares of common stock, but all selling and other expenses incurred by each Selling Security Holders will be borne by that Selling Security Holder. See “Plan of Distribution” beginning on page 26.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “PETS.” On February 6, 2023, the last reported sale price of our common stock was $20.50.

____________________

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 15 of this reoffer prospectus, and under similar headings in the documents that are incorporated by reference into this reoffer prospectus.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this reoffer prospectus. Any representation to the contrary is a criminal offense.

This reoffer Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this reoffer prospectus is February 9, 2023.

REOFFER PROSPECTUS SUMMARY

This summary highlights important information about our business and about this reoffering. It does not include all information that is important to you in making a decision to purchase shares of common stock. For a more complete understanding of our business and the reoffering, you should read this entire reoffer prospectus, including the section entitled “Risk Factors” herein, our consolidated financial statements and the related notes thereto incorporated by reference into this reoffer prospectus, and all information incorporated by reference in this reoffer prospectus.

In this reoffer prospectus, unless otherwise stated or the context otherwise requires, references to “PetMed Express, Inc.,” “PetMeds,” “the Registrant,” “the Company,” “we,” “us,” and “our” refer to PetMed Express, Inc. and its subsidiaries on a consolidated basis. Alternatively, the term “you” refers to a prospective purchaser of any shares of common stock.

OUR COMPANY
General

PetMed Express, Inc. and subsidiaries, d/b/a PetMeds®, is a leading nationwide pet pharmacy. The Company markets prescription and non-prescription pet medications, and other health products and supplies for dogs, cats, and horses direct to the consumer. The Company offers consumers an attractive alternative for obtaining pet medications in terms of convenience, price, speed of delivery, and valued customer service.

The Company markets its products through national advertising campaigns, which aim to increase the recognition of the “PetMeds” brand name, increase traffic on its website at www.petmeds.com, acquire new customers, and maximize repeat purchases. Virtually all of the Company’s sales are to residents in the United States. Our fiscal year end is March 31, our executive offices are currently located at 420 South Congress Avenue, Delray Beach, Florida 33445, and our telephone number is (561) 526-4444.

Our Products

We offer a broad selection of products for dogs, cats, and horses. Our current product line contains approximately 3,000 SKUs of the most popular pet medications, health products, and supplies. These products include a majority of the well-known brands of pet medications. Generally, our prices are competitive with the prices for medications charged by veterinarians, online retailers and other retailers. We also offer additional pet supplies on our website for sale, which are drop shipped to our customers by third parties. These pet supplies include: food, beds, crates, stairs, and other popular pet supplies. We research new products, and regularly select new products or the latest generation of existing products to become part of our product selection. In addition, we also refine our current products to respond to changing consumer-purchasing habits. Our website is designed to give us the flexibility to change featured products or promotions. Our product line provides customers with a wide variety of selections across the most popular health categories for dogs, cats, and horses. Our current products include:

Non-Prescription Medications (OTC) and supplies: Flea and tick control products, bone and joint care products, vitamins, treats, nutritional supplements, hygiene products, and supplies.

Prescription Medications (Rx): Heartworm and flea and tick preventatives, arthritis, dermatitis, thyroid, diabetes, pain medications, heart/blood pressure, and other specialty medications, as well as generic substitutes.

Sales

    We offer our products through two main sales channels: (1) the Internet through our website and mobile app, and (2) the telephone contact center through our toll-free number. We have designed our website and mobile application to provide a convenient, cost-effective, and informative shopping experience that encourages consumers to purchase products important for a pet’s health and quality of life. We believe that these channels allow us to increase the visibility of our brand name and provide our customers with increased shopping flexibility and excellent service.

Internet

We seek to combine our product selection and pet health information with the shopping ease of the Internet to deliver a convenient and personalized shopping experience. Our website offers health and nutritional product selections for dogs, cats, and horses, and relevant editorial and easily obtainable or retrievable resource information. Customers can search our website for products and access resources on a variety of information on dogs, cats, and horses. Customers can shop at our website by category, product line, individual product, or symptom. We attracted approximately 28 million visits to our website (including our mobile app) during fiscal 2022, approximately 8.5% of those visits resulted in an order, and our website generated approximately 84% of our total sales for the same time period. On our website pet owners have access to health information covering pets’ behavior and illnesses, and natural and pharmaceutical remedies specifically for a pet’s problem. The pet education content on our main website is periodically updated with the latest research for pet owners. As part of our multichannel strategy, we also offer mobile versions of our website (www.petmeds.com) and an application for mobile phones, tablets, and other devices. Our website and mobile application features include: AutoShip & Save subscription (“AutoShip”); “ask-the-vet”; live web chat; easy refill medication reminders; local veterinarian finder; and express checkout to provide our customers with fast, easy, and helpful service from their mobile devices.

In July 2021 we launched the new AutoShip program on our website. AutoShip is a new convenient way for our loyal customer base to have future pet medication orders delivered directly to them without the need to place an order each time. Currently, approximately 39% of our sales were generated via our AutoShip program for the quarter ending September 30th 2022. The Company has set a goal of generating approximately 50% of its sales via the AutoShip program in FY 2023.

Telephone Contact Center

Our customer care representatives receive and process inbound and outbound customer calls, facilitate our live web chat, and process customer e-mails. Our telephone system is equipped with certain features including pop-up screens and call blending capabilities that give us the ability to efficiently utilize our customer care representatives’ time, providing excellent customer care, service, and support. Our customer care representatives receive a base salary and are rewarded with commissions for sales, and bonuses and other awards for achieving certain quality goals.

Our Customers

Approximately 2.0 million customers have purchased from us within the last two years. We attracted approximately 263,000 and 443,000 new customers in fiscal 2022 and 2021, respectively. Our customers are located throughout the United States, with approximately 50% of customers residing in California, Florida, Texas, New York, Pennsylvania, North Carolina, Georgia, and Virginia. Our primary focus has been on retail customers and the average purchase was approximately $93 and $89 for fiscal 2022 and fiscal 2021, respectively.

Marketing

The goal of our marketing strategy is to build brand recognition, increase customer traffic, add new customers, build strong customer loyalty, maximize reorders, and develop incremental revenue opportunities. We have an integrated marketing campaign that includes digital marketing, television advertising, and direct mail/print and e-mail.

Digital Marketing

We advertise and market our products primarily online. We make our brand available to Internet consumers by purchasing targeted keywords and achieving prominent placement on the top search engines and search engine networks. We utilize Internet display and video advertisements, social media, and comparison shopping, and we are also members of an affiliate program with merchant clients and affiliate websites.

Television Advertising

Our television advertising is designed to build brand equity, create brand awareness, and generate initial purchases of products via the telephone and the Internet. Our television commercials typically focus on our ability to rapidly deliver to customers the same medications offered by veterinarians. We believe that television advertising is particularly effective and instrumental in building brand awareness. Our most current television commercial, airing nationally, speaks to pet owners about the savings and convenience of purchasing the same exact pet medications from PetMeds.

Direct Mail/Print and E-mail

We use direct mail/print and e-mail to acquire new customers and to remind our existing customers to reorder.

Operations

Order Processing

Our website allows customers to easily browse and purchase all of our products online. Our website is designed to be fast, secure, and easy to use with order and shipping confirmations, and with online order tracking capabilities. We provide our customers with toll-free telephone access to our customer care representatives. Our call center generally operates from 7:00 AM to 11:00 PM, Monday through Thursday, 7:00 AM to 9:00 PM on Friday, 9:00 AM to 6:00 PM on Saturday, and 9:00 AM to 5:00 PM on Sunday, Eastern Time. The process of customers purchasing products from PetMeds consists of a few simple steps. A customer first places an order online or by calling our toll-free telephone number. The following information is needed to process prescription orders: pet information, prescription information, and the veterinarian’s name and phone number. This information is entered into our order process system. Then our pharmacists and pharmacy technicians verify all prescriptions. The order process system checks for the verification for prescription medication orders and a valid payment method for all orders. Verified orders are then sent to our fulfillment center, where items are picked, and then shipped via the United States Postal Service and United Parcel Service. Our customers enjoy the convenience of rapid home delivery, with the majority of all orders being shipped within 24 hours of ordering.

Customer Care and Support

We believe that a high level of customer care and support is critical in retaining and expanding our customer base. Customer care representatives participate in ongoing training programs under the supervision of our training managers. These training sessions include a variety of topics such as product knowledge, computer usage, customer service tips, and the relationship between our Company and veterinarians. Our customer care representatives respond to customers’ e-mails, calls, and live web chats that are related to products, order status, prices, and shipping. We believe our customer care representatives are a valuable source of feedback regarding customer satisfaction.

Warehousing and Shipping

We inventory our products and fill most customer orders from our corporate headquarters in Delray Beach, Florida. We have an in-house fulfillment and distribution operation, which is used to manage the entire supply chain, beginning with the placement of the order, continuing through order processing, and then fulfilling and shipping of the product to the customer. We offer a variety of shipping options, including next day delivery. We ship to anywhere in the United States served by the United States Postal Service or United Parcel Service. Priority orders are expedited in our fulfillment process. Our goal is to ship the products the same day that the order is received. For prescription medications, our goal is to ship the product immediately after the prescription has been authorized by the customer’s veterinarian. We currently offer free shipping to all customers whose order value is $49 or more.

Purchasing and Supply of Products

We purchase our products from a variety of sources, including certain manufacturers, domestic distributors, and wholesalers. There were five suppliers from whom we purchased approximately 80% of all products in fiscal 2022. We believe having strong relationships with product manufacturers and distributors will ensure the availability of an adequate volume of products ordered by our customers. Part of our growth strategy included developing direct relationships with all of the leading pharmaceutical manufacturers of the more popular prescription and non-prescription medications. We now have direct relationships with all these major manufacturers.

Technology

We utilize integrated technologies in our call centers, e-commerce, order entry, and inventory control/fulfillment operations. Our systems are custom configured by us to optimize our computer telephone integration and mail-order processing. The systems are designed to maintain a large database of specialized information and process a large volume of orders efficiently and effectively. Our systems provide our customer care representatives, and our customers on our website, including on our mobile application, with real time product availability information and updated customer information to enhance our customer care.

We also have an integrated direct connection for processing credit cards to ensure that a valid credit card number and authorization have been received at the same time our customer care representatives are on the telephone with the customer or when a customer submits an order on our website. Our information systems provide our customer care representatives with records of all prior contact with a customer, including the customer’s address, telephone number, e-mail address, prescription information, order history, payment history, and notes.

Competition

The pet medications market is competitive and highly fragmented. Our competitors consist of veterinarians, and online and traditional retailers. We believe that the following are the principal competitive factors in our market:

•Product selection and availability, including the availability of prescription and non-prescription medications;
•Brand recognition;
•Reliability and speed of delivery;
•Personalized service and convenience;
•Price; and
•Website and mobile application usability and content.

We compete with veterinarians, and online and traditional retailers for the sale of prescription and non-prescription pet medications and other health products. Many pet owners may prefer the convenience of purchasing their pet medications or other health products at the time of a veterinarian visit. In order to effectively compete with veterinarians, we must continue to educate pet owners about the service, convenience, and savings offered by our Company.

According to the American Pet Products Association, pet spending in the United States increased 19.3% to $123.6 billion in 2021. Veterinary care and Rx medications represented $34.3 billion, or 28% of the total spending on pets in the United States. The pet medication market, which included prescription and nonprescription medication, is estimated to be approximately $10.0 billion, with veterinarians having the majority of the prescription market share. The dog and cat population is approximately 184 million, with approximately 70% of all households having a pet.

We believe that the following are the main competitive strengths that differentiate PetMeds from the competition:

•Pure Play Channel leader, in an estimated $10.0 billion industry;
•“1-800-PetMeds” brand name with 25 years of experience, consumers know us as the trusted pet medication experts;
•Licensed pharmacy to conduct business in 50 states, and a Pharmacy Verified website (a website verification program by the National Association of Boards of Pharmacy®, which identifies online pharmacies and pharmacy-related websites as safe and legitimate); and
•Exceptional customer care and support.

Intellectual Property

We conduct our business under the trade name “PetMeds” and use a family of trade names all containing the term “PetMeds” or “PetMed” in some form. We believe the “1-800-PetMeds” trade name, which is also our toll-free telephone number, and the “PetMeds” family of trademarks, have added significant value and are important factors in the marketing of our products. We have also obtained the right to use and control the Internet addresses www.1800petmeds.com, www.1888petmeds.com, www.petmedexpress.com, www.petmed.com, and www.petmeds.com.

We also obtained the right to use and control the Internet addresses www.petmeds.pharmacy, www.petmed.pharmacy, and www.1800petmeds.pharmacy, through a National Association of Boards of Pharmacy® initiative to ensure high standards for online pharmacies. We do not expect to lose the ability to use the Internet addresses; however, there can be no assurance in this regard and the loss of these addresses may have a material adverse effect on our financial position and results of operations. We are the exclusive owners of United States Trademark Registrations for “America’s Largest Pet Pharmacy®,” “America’s Most Trusted Pet Pharmacy®,” “Trusted Pet Medication Experts®,” “PetMed Express and Design®,”1-800-PetMeds and Design®,” 1-800-PetMeds®,” and “PetMeds®,” among numerous others.

Government Regulation

Dispensing prescription medications is governed at the state level by Boards of Pharmacy, or similar regulatory agencies, of each state where prescription medications are dispensed. We are subject to regulation by the State of Florida and are licensed as a community pharmacy by the Florida Board of Pharmacy. Our current license is valid until February 28, 2023, and prior to that date a renewal application will be submitted to the Board of Pharmacy. During fiscal 2015 we obtained a federal registration, and state registrations/permits as required, to dispense Schedule IV controlled substances, and we also updated our federal registration and state registrations/permits as required to include the ability to dispense Schedule V controlled substances.

Our pharmacy practice is also licensed and/or regulated by 49 other state pharmacy boards, the District of Columbia Board of Pharmacy, and the United States Drug Enforcement Administration, and with respect to our products, by other regulatory authorities including, but not necessarily limited to, the United States Food and Drug Administration (“FDA”) and the United States Environmental Protection Agency. As a licensed pharmacy in the State of Florida, we are subject to the Florida Pharmacy Act and regulations promulgated thereunder. To the extent that we are unable to maintain our license as a community pharmacy with the Florida Board of Pharmacy, or if we do not maintain the licenses granted by other state pharmacy boards, or if we become subject to actions by the FDA, or other enforcement regulators, our distribution of prescription medications to pet owners could cease, which could have a material adverse effect on our financial condition and results of operations.

We rely on legal and operational compliance programs, as well as outside counsel, to guide our business in complying with applicable laws and regulations in the areas in which we do business. In addition, regulatory regime changes may add cost and complexity to our compliance efforts. Based on information currently available, we believe that our compliance in general with federal and state regulations will not have a material effect on our earnings or financial condition. However, it is difficult to predict with certainty the potential impact of future compliance efforts and thus, future costs associated with such matters may exceed current reserves. As of March 31, 2022 we have no reserves related to federal and state regulations.

Human Capital Resources

    We strive to create a high-performance culture that embraces diversity, inclusion, diverse perspectives and experiences, to ensure that employees have opportunities to develop the skills they need to grow and excel in their fields. Human capital management is a priority for our executives and Board of Directors, and we are committed to identifying and developing the talent necessary for our long-term success. We have a robust talent and succession planning process and have established programs to support the development of our talent pipeline for critical roles in our organization. We conduct an annual review with human resources and the departmental leadership teams, focusing on high performing and high potential talent, diverse talent and succession for our critical roles.

We also recognize that it is important to develop our future leaders. We provide a variety of resources to help our employees build and develop their skills, including online development resources as well as individual development opportunities and projects for key talent. Additionally, we have leadership development resources for our future leaders as they continue to develop their skills.

We also foster a strong corporate culture that promotes high standards of ethics and compliance for our business, including policies that set forth principles to guide employee, officer, director, and vendor conduct, such as our Code of Business Conduct and Ethics. We also maintain a whistleblower policy and anonymous hotline for the confidential reporting of any suspected policy violations or unethical business conduct on the part of our employees, officers, directors, or vendors.

None of our employees are represented by a labor union or governed by any collective bargaining agreements. We consider relations with our employees to be in good standing. The majority of our employees work at our headquarters and distribution center located in Delray Beach, Florida. As a result of the COVID-19 pandemic many of our personnel are currently working remotely, and in the long term, we expect some personnel to transition into working remotely on a regular basis.

In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our employees as well as the communities in which we operate. These measures include allowing most employees to work from home and implementing additional safety measures for employees continuing critical on-site work. We believe in supporting our employees’ health and well-being. Our goal is to help employees make informed decisions about their health by providing the tools and resources necessary to achieve a healthier lifestyle. We offer our employees a wide array of benefits such as life and health (medical, dental, and vision) insurance, paid time off and retirement benefits, as well as emotional well-being services through our health insurance program.

We offer competitive compensation to attract and retain the best people, and we help care for our people so they can focus on our mission. Our employees' total compensation package includes market-competitive salary, bonuses or sales commissions, and equity. We generally offer annual equity grants to certain full-time employees, primarily management. Having compensation tied to annual equity grants helps ensure that our employees will be committed to the Company’s long-term success. We have conducted an annual pay equity analysis and continue to be committed to pay equity.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain information included or incorporated by reference in this reoffer prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are not based on historical facts, but rather reflect our current expectations, estimates and predictions about future results and events. These forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to our Company or our management. In particular, certain statements included or incorporated by reference in this reoffer prospectus, including, but not limited to, those relating to our possible future results of operations, business and growth strategies, financing plans, anticipated cash requirements, regulatory developments, competitive position and the effects of competition, the industry in which we operate, and statements of management’s goals and objectives, and other similar expressions concerning matters that are not historical facts, are forward-looking statements.

We base our forward-looking statements on management’s beliefs and assumptions, using information currently available to it. Any forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance and achievements expressed or implied by these statements. The risk factors described in the “Risk Factors” section of this reoffer prospectus and in documents incorporated by reference in this reoffer prospectus, are only certain, but not all, of the factors that could cause future results to differ materially from those expressed in our forward-looking statements. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances. Any forward-looking statements contained in or incorporated by reference in this reoffer prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

THE OFFERING

The following is a brief summary of certain terms of this offering.

Common Stock offered by the Selling Security Holders	767,765 shares
Securities being offered by the Company	None
Use of proceeds	We will not receive any proceeds from the sale or other disposition of the shares of common stock offered by this reoffer prospectus. All of the proceeds from the sale or other disposition of the shares of common stock offered by this reoffer prospectus will be received by the Selling Security Holders selling such shares.
Risk factors
Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 15 of this reoffer prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this reoffer prospectus.

The Nasdaq Global Select Market symbol	Our common stock is listed on Nasdaq under the symbol “PETS.”

RISK FACTORS

    An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this reoffer prospectus before deciding to invest in our common stock.

Our operations and financial results are subject to various risks and uncertainties, including those described below, that could materially and adversely affect our business, financial condition, operating results and the trading price of our common stock. Because of the following factors, as well as other factors affecting the Company’s results of operations and financial condition, past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. This discussion of risk factors contains forward-looking statements. This section should be read in conjunction with Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes in Part

II, Item 8, “Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended March 31, 2022.

Regulatory Risks

We may inadvertently fail to comply with various state or federal regulations covering the dispensing of prescription pet medications which may subject us to reprimands, sanctions, probations, fines, suspensions, or the loss of one or more of our pharmacy licenses.
The sale and delivery of prescription pet medications is generally governed by state laws and state regulations, and with respect to controlled substances, also by federal law. Since our pharmacy is located in the State of Florida, the Company is governed by the laws and regulations of the State of Florida. Each prescription pet medication sale we make is likely also to be covered by the laws of the state where the customer is located. The laws and regulations relating to the sale and delivery of prescription pet medications vary from state to state, but generally require that prescription pet medications be dispensed with the authorization from a prescribing veterinarian. Our current license is valid until February 28, 2023, and there is no guarantee that we will be able to renew it. To the extent that we are unable to maintain our license as a community pharmacy with the Florida Board of Pharmacy, or if we do not maintain the licenses granted by other state boards, or if we become subject to actions by the FDA, or other enforcement regulators, our dispensing of prescription medications to pet owners could cease, which could have a material adverse effect on our operations.

The Company is a party to routine litigation and administrative complaints incidental to its business. Management does not believe that the resolution of any or all of such routine litigation and administrative complaints is likely to have a material adverse effect on the Company’s financial condition or results of operations. While we make every effort to fully comply with all applicable state rules, laws, and regulations, from time to time we have been the subject of administrative complaints regarding the authorization of prescriptions prior to shipment. We cannot assure you that we will not be the subject of administrative complaints in the future. We cannot guarantee you that we will not be subject to reprimands, sanctions, probations, or fines, or that one or more of our pharmacy licenses will not be suspended or revoked. If we were unable to maintain our license as a community pharmacy in the State of Florida, or if we are not granted licensure in a state that begins to require licensure, or if one or more of the licenses granted by other state boards should be suspended or revoked, our ability to continue to sell prescription medications and to continue our business as it is presently conducted could be in jeopardy.

Business Risks

Our failure to properly manage our inventory may result in excessive inventory carrying costs, or inadequate supply of products, which could materially adversely affect our financial condition and results of operations.

Our current product line contains approximately 3,000 SKUs. A significant portion of our sales is attributable to products representing approximately 100 SKUs, including the most popular flea and tick, and heartworm preventative brands. We need to properly manage our inventory to provide an adequate supply of these products and avoid excessive inventory of the products representing the balance of the SKUs. We generally place orders for products with our suppliers based upon our internal estimates of the amounts of inventory we will need to fill future orders. These estimates may be significantly different from the actual orders we receive.
In the event that subsequent orders fall short of original estimates, we may be left with excess inventory. Significant excess inventory could result in price discounts, increased inventory carrying costs, and obsolescence. Similarly, if we fail to have an adequate supply of some SKUs, we may lose sales opportunities. We cannot guarantee that we will maintain appropriate inventory levels. Any failure on our part to maintain appropriate inventory levels may have a material adverse effect on our financial condition and results of operations.

Resistance from veterinarians to authorize prescriptions, or attempts/efforts on their part to discourage pet owners from purchasing from us could cause our sales to decrease and could materially adversely affect our financial condition and results of operations.

Since we began our operations, some veterinarians have resisted providing our customers with a copy of their pet’s prescription or authorizing the prescription to our pharmacy staff, thereby effectively preventing us from filling such prescriptions under state law. We have also been informed by customers and consumers that veterinarians have tried to discourage pet owners from purchasing from internet mail-order pharmacies.

Although veterinarians in some states are required by law to provide a pet owner with a prescription if medically appropriate, if the number of veterinarians who refuse to authorize prescriptions should increase, or if veterinarians are successful in discouraging pet owners from purchasing from internet mail-order pharmacies, our sales could decrease, and our financial condition and results of operations may be materially adversely affected.

Significant portions of our sales are made to residents of eight states. If we should lose our pharmacy license in one or more of these states, our financial condition and results of operations would be materially adversely affected.

While we ship pet medications to customers in all 50 states, approximately 50% of our sales for the fiscal year ended March 31, 2022, were made to customers located in the states of California, Florida, Texas, New York, Pennsylvania, North Carolina, Georgia, and Virginia. If for any reason our license to operate a pharmacy in one or more of those states should be suspended or revoked, or if it is not renewed, our ability to sell prescription medications to residents of those states would cease and our financial condition and results of operations in future periods would be materially adversely affected.

We now have direct buying relationships with all the major pet medication manufacturers; the contractual relationship depends on our compliance with their minimum advertised pricing policies (MAPP).

During fiscal 2020, the Company established direct purchasing relationships with all the major pet medication manufacturers. These relationships entitle the Company to buy directly from the manufacturer under the terms and conditions of a purchasing agreement which dictates purchase pricing of inventory and criteria to obtain additional discounts and rebates. The terms of these agreements also require the Company to comply with the manufacturers’ MAPP. Each advertisement and/or promotion of a product below the MAPP price, should they occur, would be a violation of the policy. This policy applies to all advertisements of products in all media including, without limitation, flyers, posters, coupons, mailers, inserts, newspapers, magazines, on-line catalogs, mail order catalogs, public signage and all Internet or similar electronic media, television, radio and public signage, including websites, email newsletters, forums, and auction sites.

At the discretion of the manufacturers, non-compliance with the MAPP can result in one or more of the following actions: (1) forfeiture of future rebates or discounts from the manufacturer, (2) suspension of future purchases from the manufacturer, (3) or termination of current or future business relationship. The Company has and will continue to make every attempt to abide by the manufacturers MAPP. However, no assurances can be made that the Company will not violate MAPP inadvertently. A reduction or discontinuance of these rebates or discounts would increase our costs and could reduce our profitability. If any of these major pet medication manufacturers were to terminate our purchasing relationship it could materially adversely affect our business. If the manufacturers are not able to enforce their MAPP industry-wide, then our profit margins and results of operations may also be impacted negatively.

The loss of any of our key suppliers would negatively impact our business.

We have direct purchasing relationships with all of the major pet medication manufacturers, the majority of which we purchase significant quantities of pet medication products, with the majority from these major manufacturers. We do maintain annual purchasing contracts with these major manufacturers. While we believe that our supplier relationships are good, a supplier could discontinue selling to us at any time. The loss of any of our key suppliers of pet medications offered by us would have a negative impact on our business, financial condition, and results of operations.

Shipping is a critical part of our business and any changes in, or disruptions to, our shipping arrangements could adversely affect our business, financial condition, and results of operations.

    We currently rely on third-party national, regional, and local logistics providers to deliver the products we offer on our website. If we are not able to negotiate acceptable pricing and other terms with these providers, or if these providers experience performance problems or other difficulties in processing our orders or delivering our products to customers, it could negatively impact our results of operations and our customers’ experience. In addition, our ability to receive inbound inventory efficiently and ship merchandise to customers may be negatively affected by factors beyond our and these providers’ control, including inclement weather, fire, flood, power loss, earthquakes, acts of war or terrorism or other events, such as labor shortages and disputes, financial difficulties, volatility in the prices of fuel, gasoline and commodities such as paper and packing supplies, system failures and other disruptions to the operations of the shipping companies on which we rely. We are also subject to risks of damage or loss during delivery by our shipping vendors. Further, due to the continuing spread of COVID-19 and its variant strains and related work and travel restrictions, there may be disruptions and delays in national, regional and local shipping, which may negatively impact our customers’ experience and our operations and financial results. The spread of COVID-19, and any future similar outbreak, may disrupt our suppliers and logistics providers and other third- party delivery agents, as their workers may be prohibited or otherwise unable to report to work and transporting products within regions may be limited due to factory closures, port closures and increased border controls and closures, among other things. If the products ordered by our customers are not delivered in a timely fashion or are damaged or lost during the delivery process, our customers could become dissatisfied and cease buying products through our website and mobile applications, which would adversely affect our business, financial condition, and results of operations.

The content of our website could expose us to various kinds of liability, which, if prosecuted successfully, could negatively impact our business.

Because we post product and pet health information and other content on our website, we face potential liability for negligence, copyright infringement, patent infringement, trademark infringement, defamation, and/or other claims based on the nature and content of the materials we post. Various claims have been brought, and sometimes successfully prosecuted, against Internet content distributors. We could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties’ proprietary technology. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance, or is in excess of insurance coverage, could materially adversely affect our financial condition and results of operations.

We may not be able to protect our intellectual property rights, and/or we may be found to infringe on the proprietary rights of others.

We rely on a combination of trademarks, trade secrets, copyright laws, and contractual restrictions to protect our intellectual property rights. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our non-prescription private label or generic equivalents, when and if developed, as well as aspects of our sales formats, or to obtain and use information that we regard as proprietary, including the technology used to operate our website and our content, and our trademarks. Litigation or proceedings before the United States Patent and Trademark Office or other bodies may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, or to determine the validity and scope of the proprietary rights of others. Any litigation or adverse proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Third parties may also claim infringement by us with respect to past, current, or future technologies. We expect that participants in our market will be increasingly involved in infringement claims as the number of services and competitors in our industry segment grows. Any claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays, or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

If we are unable to protect our Internet addresses or to prevent others from using Internet addresses that are confusingly similar, our business may be adversely impacted.

Our Internet addresses, www.1800petmeds.com, www.1888petmeds.com, www.petmedexpress.com, www.petmed.com, www.petmeds.com, www.petmeds.pharmacy, www.petmed.pharmacy, and www.1800petmeds.pharmacy, are critical to our brand recognition and our overall success. If we are unable to protect these Internet addresses, our competitors could capitalize on our brand recognition. There may be similar Internet addresses used by competitors. Governmental agencies and their designees generally regulate the acquisition and maintenance of Internet addresses. The regulation of Internet addresses in the United States and in foreign countries has changed and may undergo further change in the near future. Furthermore, the relationship between regulations governing Internet addresses and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may not be able to protect our own Internet addresses or prevent third parties from acquiring Internet addresses that are confusingly similar to, infringe upon, or otherwise decrease the value of our Internet addresses.

Since all of our operations are housed in a single location, we are more susceptible to a business interruption in the event of damage to, or disruptions in, our facility.

Our headquarters and distribution center are currently located in one location in South Florida, and most of our shipments of products to our customers are made from this sole distribution center. Because we consolidate our operations in one location, we are more susceptible to power and equipment failures, and business interruptions in the event of fires, floods, and other natural disasters than if we had additional locations. Furthermore, because we are located in South Florida, which is a hurricane-sensitive area, we are particularly susceptible to the risk of damage to, or total destruction of, our headquarters and distribution center and surrounding transportation infrastructure caused by a hurricane. We cannot assure you that we are adequately insured to cover the amount of any losses relating to any of these potential events, including business interruptions resulting from damage to or destruction of our headquarters and distribution center, or power and equipment failures relating to our call center or websites, or interruptions or disruptions to major transportation infrastructure, or other events that do not occur on our premises. The occurrence of one or more of these events could adversely impact our ability to generate revenues in future periods.

A failure of our information systems and customer-facing technology systems or any security breach or unauthorized disclosure of confidential information, or other cyber-attacks on our systems, could result in litigation and regulatory risk, harm our reputation and have a material adverse effect on our business.

Our business is dependent upon the efficient operation of our information systems. In particular, we rely on our information systems to effectively manage our business model strategy, with tools to track and manage sales, inventory, marketing, customer service efforts, the preparation of our consolidated financial and operating data, credit card information, and customer information. The failure of our information systems to perform as designed or the failure to maintain and enhance or protect the integrity of these systems could disrupt our business operations, adversely impact sales and the results of operations, expose us to customer or third-party claims, or result in adverse publicity.
Through our information technology, we are able to provide an improved overall shopping and interconnected retail experience that empowers our customers to shop and interact with us from computers, tablets, smartphones and other mobile devices. We use our website and our mobile application both as sales channels for our products and also as methods of providing product and other relevant information to our customers to drive online sales. Our online programs, communities and knowledge center allow us to inform, assist and interact with our customers. We also continually seek to enhance all of our online properties to provide an attractive user-friendly interface for our customers. Disruptions, failures or other performance issues with these customer-facing technology systems could impair the benefits that they provide to our online business and negatively affect our relationship with our customers.

Additionally, we collect, process, and retain sensitive and confidential customer information in the normal course of our business. Despite the security measures we have in place and any additional measures we may implement in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism, or other events. Any security breach or event resulting in the misappropriation, loss, or other unauthorized disclosure of confidential information, whether by us directly or our third-party service providers, could damage our reputation, expose us to the risks of litigation and liability, disrupt our business, or otherwise affect our results of operations.

Our operating results are difficult to predict and may fluctuate, and a portion of our sales are seasonal.

Factors that may cause our operating results to fluctuate include:

•Our ability to obtain new customers at a reasonable cost, retain existing customers, or encourage reorders;
•Our ability to increase the number of visitors to our website, or our ability to convert visitors to our website into customers;
•The mix of medications and other pet products sold by us;
•Our ability to manage inventory levels or obtain an adequate supply of products;
•Our ability to adequately maintain, upgrade, and develop our website, the systems that we use to process customers’ orders and payments, or our computer network;
•Increased competition within our market niche;
•Price competition;
•New products introduced to the market, including generics;
•Increases in the cost of advertising;
•The amount and timing of operating costs and capital expenditures relating to expansion of our product line or operations;
•Disruption of our toll-free telephone service, technical difficulties, or systems and Internet outages or slowdowns;
•The impact of COVID-19 on our business operations and generally on the economy, including the measures taken by governmental authorities to address it; and
•Unfavorable general economic trends.

    Because our operating results are difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. The majority of our product sales are affected by the seasons, due to the seasonality of mainly flea, tick, and heartworm medications. For the quarters ended June 30, 2021, September 30, 2021, December 31, 2021, and March 31, 2022, Company sales were 29%, 25%, 22%, and 24%, respectively. In addition to the seasonality of our sales, our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, including weather, many of which are out of our control. Any change in one or more of these factors could materially adversely affect our financial condition and results of operations in future periods.

Uncertainties in economic conditions and their impact on consumer spending patterns could adversely impact our business, financial condition, and results of operations.

    Our results of operations are sensitive to changes in certain macro-economic conditions that impact consumer spending on pet products and services. Some of the factors that may affect consumer spending on pet products and services include consumer confidence, levels of unemployment, inflation, interest rates, tax rates and general uncertainty regarding the overall future economic environment. We may experience declines in sales or changes in the types of products sold during economic downturns. Any material decline in the amount of consumer spending or other adverse economic changes could reduce our sales, and a decrease in the sales of higher-margin products could reduce profitability and, in each case, harm our business, financial condition, and results of operations.

We may seek to grow our business through acquisitions of, or investments in, new or complementary businesses, facilities, technologies, offerings, or products, or through strategic alliances, and the failure to manage these acquisitions, investments, or other strategic alliances, or to integrate them with our existing business, could have a material adverse effect on us.

We recently entered into, and made an investment in, a strategic alliance, and we may in the future consider opportunities to acquire or make investments in new or complementary businesses, facilities, technologies, offerings, or products, or enter into other strategic alliances, which may enhance our capabilities, complement our current products and services or expand the breadth of our markets. Acquisitions, investments and other strategic alliances involve numerous risks, including:

•problems integrating the acquired business, facilities, technologies or products, including issues maintaining uniform standards, procedures, controls and policies;
•unanticipated costs associated with acquisitions, investments or strategic alliances;
•losses we may incur as a result of declines in the value of an investment or as a result of incorporating an investee’s financial performance into our financial results;
•diversion of management’s attention from our existing business;
•risks associated with entering new markets in which we may have limited or no experience;
•the risks associated with businesses we acquire or invest in, which may differ from or be more significant than the risks our other businesses face;
•potential unknown liabilities associated with a business we acquire or in which we invest; and
•increased legal and accounting compliance costs.

Our ability to successfully grow through strategic transactions depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, facilities, technologies, products and services. These efforts could be expensive and time-consuming and may disrupt our ongoing business and prevent management from focusing on our operations. As a result of future strategic transactions, we might need to issue additional equity securities, spend our cash, or incur debt (which may only be available on unfavorable terms, if at all) or contingent liabilities, any of which could reduce our profitability and harm our business. If we are unable to identify suitable acquisitions, investments or strategic relationships, or if we are unable to integrate any acquired businesses, facilities, technologies, offerings and products effectively, our business, financial condition, and results of operations could be materially and adversely affected. Also, while we employ several different methodologies to assess potential business opportunities, the new businesses or investments may not meet or exceed our expectations or desired objectives.

Financial Risks

We are subject to payment-related risks that could increase our operating costs, expose us to fraud or theft, subject us to potential liability and potentially disrupt our business.

We accept payments using a variety of methods, including credit and debit cards, PayPal, and checks, and we may offer new payment options over time. Acceptance of these payment options subjects us to rules, regulations, contractual obligations and compliance requirements, including payment network rules and operating guidelines, data security standards and certification requirements, and rules governing electronic funds transfers. These requirements may change over time or be reinterpreted, making compliance more difficult or costly. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs.
We rely on third parties to provide payment processing services, including the processing of credit cards, debit cards, and other forms of electronic payment. If these companies become unable to provide these services to us, or if their systems are compromised, it could potentially disrupt our business. The payment methods that we offer also subject us to potential fraud and theft by criminals, who are becoming increasingly more sophisticated, seeking to obtain unauthorized access to or exploit weaknesses that may exist in the payment systems. If we fail to comply with applicable rules or requirements for the payment methods we accept, or if payment-related data is compromised due to a breach or misuse of data, we may be liable for costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired. As a result, our business and operating results could be adversely affected.

Risks Relating to Taxes

Taxing authorities may successfully assert that we should have collected, or in the future should collect, sales and use, value added, or similar taxes, and any such assessments could adversely affect our business, financial condition, and results of operations.

In the past several years states have adopted laws that attempt to impose tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States ("Supreme Court") ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect, and remit taxes on sales in their jurisdictions. While we currently collect and remit applicable sales taxes to the extent required in all states in which we sell, a successful assertion by one or more states seeing to tax us on sales that occurred in prior tax years, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The imposition by state governments or local governments of sales tax collection obligations on out-of-state sellers could also create additional administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on our competitors, and decrease our future sales, which could have a material adverse effect on our business and results of operations. New legislation or regulations, the application of laws and regulations from jurisdictions, or the application of existing laws and regulations to the Internet and commercial online services could similarly result in significant additional taxes on our business. For instance, the Supreme Court’s decision and the enactment and enforcement of laws resulting therefrom could also impact where we are required to file state income taxes. As a result, our effective income tax rate as well as the cost and growth of our business could be materially and adversely affected, which could in turn have a material adverse effect on our financial condition and results of operations. In addition, because the Company’s products and services are available over the Internet, states may claim that the Company is required to do business as a foreign corporation in one or more of those jurisdictions. Failure to qualify as a foreign corporation in a jurisdiction where the Company is required to do so could subject it to taxes and penalties, and such jurisdictions may charge the Company with violations of local laws.

Industry Risks

We face significant competition from veterinarians and online and traditional retailers and may not be able to compete profitably with them.

We compete directly and indirectly with veterinarians for the sale of pet medications and other health products. Veterinarians hold a competitive advantage over us because many pet owners may find it more convenient or preferable to purchase these products directly from their veterinarians at the time of an office visit. We also compete directly and indirectly with both online and traditional retailers. Both online and traditional retailers may hold a competitive advantage over us because of longer operating histories, established brand names, greater resources, and/or an established customer base. Online retailers may have a competitive advantage over us because of established affiliate relationships to drive traffic to their website. Traditional retailers may hold a competitive advantage over us because pet owners may prefer to purchase these products from a store instead of online. In addition, we face growing competition from online and multichannel retailers, some of whom may have a lower cost structure than ours, as customers now routinely use computers, tablets, smartphones, and other mobile devices and mobile applications to shop online and compare prices and products in real time. In order to effectively compete in the future, we may be required to offer promotions and other incentives, which may result in lower operating margins and adversely affect the results of operations. We also face a significant challenge from our competitors forming alliances with each other, such as those between online and traditional retailers. These relationships may enable both their online and retail stores to negotiate better pricing and better terms from suppliers by aggregating the demand for products and negotiating volume discounts, which could be a competitive disadvantage to us.

Risks Related to COVID-19

The COVID-19 global pandemic and related government, private sector and individual consumer responsive actions may adversely affect our business operations, employee availability, financial performance, liquidity and cash flow for an unknown period of time.

The outbreak of COVID-19 was declared a pandemic by the World Health Organization and continues to spread in the United States, Canada, and in many other countries globally. COVID-19 has had, and continues to have, a significant impact in the United States and around the world, prompting governments and businesses to take unprecedented measures in response. Such measures have included restrictions on travel and business operations, temporary closures of businesses, and quarantine and shelter-in-place orders. The COVID-19 pandemic has at times significantly curtailed economic activity in the United States and globally, and caused significant volatility and disruption in global financial markets. The continued adverse public health developments, the related government and private sector responsive actions, and the economic effects of the COVID-19 pandemic may adversely affect our business operations. It is impossible to predict the effect and ultimate impact of the COVID-19 pandemic, as the situation is continually evolving. The COVID-19 pandemic may disrupt the global supply chain and may cause disruptions to our operations if a significant number of employees are quarantined or if they are otherwise limited in their ability to work at our fulfillment center. Additional federal or state mandates could also impact our ability to take or fulfill our customers’ orders and operate our business. As an essential business, we have been open during our normal business hours without any material disruptions to our operations. We are dedicated to making every effort to ensure the health and safety of our employees. We have implemented working from home where possible and enhanced disinfection and social distancing within our workplace. Many of our personnel are working remotely and it is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurs that impacts our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in consumer privacy, IT security and fraud concerns as well as operational inefficiencies.

The operations of our fulfillment center may be substantially disrupted by additional federal or state mandates ordering shutdowns or by the inability of our employees to travel to work due to COVID-19. The inability to ship from our fulfillment center due to a COVID-19 outbreak, disruptions to the operations of our fulfillment center, or increased costs in fulfillment center capacity may negatively impact our financial performance or slow our future growth.

The uncertainty around the duration of business disruptions and the extent of the spread of the virus and the emergence of new variants of the virus in the United States and to other areas of the world will likely continue to adversely impact the national and global economy and negatively impact consumer spending. Any of these outcomes could have a material adverse impact on our business, financial condition, operating results and ability to execute and capitalize on our strategies. The full extent of COVID-19’s impact on our operations and financial performance depends on future developments that are uncertain and unpredictable, including the duration and spread of the pandemic, its impact on capital and financial markets and any new information that may emerge concerning the severity and new variants of the virus, its spread to other regions as well as the actions taken to contain it, among others.

Securities Risks

Our stock price fluctuates from time to time and may fall below expectations of securities analysts and investors, and could subject us to litigation, which may result in you suffering a loss on your investment.
The market price of our common stock may fluctuate significantly in response to a number of factors, many of which are out of our control. These factors include: quarterly variations in operating results; changes in accounting treatments or principles; announcements by us or our competitors of new products and services offerings; significant contracts, acquisitions, or strategic relationships; additions or departures of key personnel; any future sales of our common stock or other securities; stock market price and volume fluctuations of publicly traded companies; and general political, economic, and market conditions. In some future quarter our operating results may fall below the expectations of securities analysts and investors, which could result in a decrease in the trading price of our common stock. In addition, if the Company fails to meet expectations related to future growth, profitability, dividends, or other market expectations, the price of the Company’s common stock may decline significantly, which could have a material adverse impact on investor confidence and employee retention. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and operating results.

We may issue additional shares of preferred stock that could defer a change of control or dilute the interests of our common shareholders. Our charter documents could defer a takeover effort which could inhibit your ability to receive an acquisition premium for your shares.

Our charter permits our Board of Directors to issue up to 5.0 million shares of preferred stock without shareholder approval. Currently there are 2,500 shares of our Convertible Preferred Stock issued and outstanding. This leaves slightly less than 5.0 million shares of preferred stock available for issuance at the discretion of our Board of Directors. These shares, if issued, could contain dividend, liquidation, conversion, voting, or other rights which could adversely affect the rights of our common shareholders and which could also be utilized, under some circumstances, as a method of discouraging, delaying, or preventing a change in control. Provisions of our articles of incorporation, bylaws and Florida law could make it more difficult for a third party to acquire us, even if many of our shareholders believe it is in their best interest.

Our ability to pay regular dividends to our shareholders and the amounts of any such dividends are subject to the discretion of the Board and may be limited by our financial condition, or limitations under Florida law.

We have paid dividends to our shareholders since 2009 and any such determination to pay dividends and the amounts thereof will be at the discretion of the Board and will be dependent on then-existing conditions, including our financial condition, income, legal requirements, including limitations under Florida law, and other factors the Board deems relevant. The Board has previously decided, and may in the future decide, in its sole discretion, to change the amount or frequency of dividends or discontinue the payment of dividends entirely. For these reasons, shareholders will not be able to rely on dividends to receive a return on investment. Accordingly, realization of any gain on shares of our common stock may depend on the appreciation of the price of our common stock, which may not occur.

USE OF PROCEEDS

The Selling Security Holders will receive all of the proceeds from the sale or other disposition of the shares of our common stock covered by this reoffer prospectus. We are not selling any securities under this reoffer prospectus and, accordingly, we will not receive any of the proceeds from the sale or other disposition of the shares of common stock covered by this reoffer prospectus. We have agreed to bear the expenses relating to the registration of the shares of common stock, other than brokerage commissions and expenses, if any, incurred by a Selling Security Holder which will be borne by that Selling Security Holder.
SELLING SECURITY HOLDERS

This reoffer prospectus relates to shares of common stock that are being registered for reoffer and resale by Selling Security Holders who have received or acquired, or may hereafter receive or acquire, the shares of common stock pursuant to the Plans. The Selling Security Holders may resell all, a portion, or none of the shares of common stock from time to time.

The following table sets forth:

•    the name of each Selling Security Holder and the nature of the Selling Security Holder’s position or office with the Company,
•    the number of common stock beneficially owned, directly or indirectly, by each Selling Security Holder as of the date of this reoffer prospectus,
•    the maximum number of shares of common stock that may be offered by the Selling Security Holders pursuant to this reoffer prospectus, whether or not the Selling Security Holder has any present intention to do so, and
•    the number of common stock and the percentage of common stock that would be beneficially owned by each Selling Security Holder assuming the sale of all shares of common stock offered hereby.

Information concerning the identities of the Selling Security Holders, the number of shares of common stock that may be sold by each Selling Security Holder and information about the shares of common stock beneficially owned by the Selling Security Holders may from time to time be updated in supplements to this reoffer prospectus, which will be filed with the Securities and Exchange Commission in accordance with Rule 424(b) of the Securities Act if and when necessary. The names of persons selling shares of common stock under this reoffer prospectus and the amount of such shares are set forth below to the extent we presently have such information. However, other Selling Security Holders may elect to sell shares of common stock pursuant to this reoffer prospectus as they receive them from time to time in the future in which case, as their names and amounts of shares of common stock to be reoffered become known, we will supplement this reoffer prospectus with that information.

Information on the shares of common stock offered pursuant to this reoffer prospectus, as listed below, does not necessarily indicate that the Selling Security Holder presently intends to sell any or all of the shares so listed. Because the Selling Security Holders identified in the table may sell some, none or all of the shares of common stock owned by them which are included in this reoffer prospectus, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the Selling Security Holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the Selling Security Holders will sell all of the shares of common stock owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

The number of shares of common stock included in the figures are included in accordance with Rule 13d-3. Under such rule, beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power and also any shares of common stock that the individual has the right to acquire within 60 days of the date of this reoffer prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares of common stock shown as beneficially owned. Percentage of beneficial ownership is based on 21,084,277 shares of common stock outstanding as of February 9, 2023.

Name and Relationship of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned as of February 9, 2023	Maximum Number of Shares of Common Stock Which may be Offered Pursuant to this Offering	Number of Shares of Common Stock Beneficially Owned Assuming Sale of all Shares Offered Hereby	Percentage of Shares of Common Stock Owned Assuming Sale of all Shares Offered Hereby

Mathew N. Hulett, Chief Executive Officer, President, Director (1)	600,000	600,000	-	*
Gian M. Fulgoni, Director (2)	68,510	68,510	-	*
Leslie C.G. Campbell, Director (3)	40,000	40,000	-	*
Jodi Watson, Director (4)	18,880	18,880	-	*
Peter S. Cobb Director (5)	15,000	15,000	-	*
Diana Garvis Purcel, Director (6)	9,375	9,375	-	*
Christine Chambers, Chief Financial Officer, Treasurer (7)	16,000	16,000	-	*
(*) less than 1% of the issued and outstanding shares.

(1)Mr. Hulett’s holdings include (i) 60,000 restricted shares under the 2016 Employee Plan, which are subject to forfeiture in one-half increments before August 30, 2023 and 2024, in the event of termination of employment, and, (ii) 510,000 performance restricted shares under the 2016 Employee Plan, which stock restrictions will lapse on August 30, 2024 upon (i) achieving various increments and absolute stock price hurdles before August 30, 2024, and (ii) continued employment through August 30, 2024.

(2)Dr. Fulgoni’s holdings include (i) 2,500 restricted shares under the 2015 Director Plan, which are subject to forfeiture before July 31, 2023, 5,000 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-half increments before July 30, 2023 and 2024, and 7,500 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-third increments before July 30, 2023, 2024, and 2025, in the event of cessation of service as a director, and (ii) 53,510 shares held of record by The Gian Fulgoni Living Trust dated March 14, 2013, Gian Fulgoni sole trustee.

(3)Ms. Campbell’s holdings include 2,500 restricted shares under the 2015 Director Plan, which are subject to forfeiture before July 31, 2023, 5,000 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-half increments before July 30, 2023 and 2024, 2,500 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-half increments before January 11, 2024 and 2025, and 7,500 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-third increments before July 30, 2023, 2024, and 2025, in the event of cessation of service as a director.

(4)Ms. Watson’s holdings include 920 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-half increments before June 2, 2023 and 2024, 5,000 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-half increments before July 30, 2023 and 2024, 2,500 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-half increments before January 11, 2024 and 2025, and 7,500 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-third increments before July 30, 2023, 2024, and 2025, in the event of cessation of service as a director.

(5)Mr. Cobb’s holdings include 5,000 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-half increments before July 30, 2023 and 2024, and 7,500 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-third increments before July 30, 2023, 2024, and 2025, in the event of cessation of service as a director.

(6)Ms. Purcel’s holdings include 1,875 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-third increments before April 4, 2023, 2024, and 2025, and 7,500 restricted shares under the 2015 Director Plan, which are subject to forfeiture in one-third increments before July 30, 2023, 2024, and 2025, in the event of cessation of service as a director.

(7)Ms. Chamber's holdings include 13,000 restricted shares under the 2016 Employee Plan, which are subject to forfeiture in one-third increments before August 3, 2023, 2024, and 2025 in the event of termination of employment, and (ii) 3,000 performance restricted shares under the 2016 Employee Plan, which performance restricted shares are subject to forfeiture based on the non-attainment of performance criteria equally weighted between adjusted EBITDA and revenue as of the fiscal year ended March 31, 2023, and are further subject to forfeiture in one-third increments before August 3, 2023, 2024, and 2025, in the event of termination of employment.

PLAN OF DISTRIBUTION

The common stock covered by this reoffer prospectus is being registered by us for the account of the Selling Security Holders and their successors, including their transferees, pledgees or donees or their successors.
The common stock offered hereby may be sold from time to time directly by or on behalf of the Selling Security Holders in one or more transactions on the Nasdaq Global Market or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. A Selling Security Holder may sell the common stock through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holder and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.
The Selling Security Holders and any broker-dealers or agents that are involved in the sale and distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any proceeds from the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the Selling Security Holder and/or the purchasers.
In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the shares of common stock must also be made by the Selling Security Holders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, Selling Security Holders may sell common stock in compliance with Rule 144 adopted under the Securities Act.

The Selling Security Holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities in connection with the offering of the shares arising under the Securities Act.

The Selling Security Holders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Security Holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have notified the Selling Security Holders of the need to deliver a copy of this reoffer prospectus in connection with any resale of the shares of common stock.

Sales of securities by us and the Selling Security Holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

LEGAL MATTERS

Certain legal matters relating to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Roxanne K. Beilly, P.A., 907 SE 7th Street, Fort Lauderdale, Florida 33301.

EXPERTS

Our consolidated financial statements incorporated in this reoffer prospectus by reference to our Annual Report on Form 10-K as of March 31, 2022 and 2021, and for the years then ended, have been audited by RSM US LLP, an independent registered public accounting firm, and are so incorporated in this reoffer prospectus in reliance on the report given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 6 of Part II of the registration statement on Form S-8, of which the reoffer prospectus is a part “Registration Statement”), or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission filings, including a copy of the Registration Statement on Form S-8 of which this reoffer prospectus is a part, over the internet at the Securities and Exchange Commission’s website at www.sec.gov. We also maintain a website at www.petmeds.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this reoffer prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows the Company to “incorporate by reference” into this reoffer prospectus the information that the Company files with the Securities and Exchange Commission, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this reoffer prospectus, and information that the Company files later with the Securities and Exchange Commission will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this reoffer prospectus. The Company incorporates by reference the documents listed below and any future filings that the Company makes with the Securities and Exchange Commission under section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering:

(a)The Company’s Annual Report on Form 10-K for the year ended March 31, 2022, as filed with the Commission on May 24, 2022, including portions of the Company’s Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, as filed with the Commission on June 17, 2022, to the extent specifically incorporated by reference therein;

(b)The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, as filed with the Commission on August 2, 2022, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, as filed with the Commission on November 8, 2022, and Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022, as filed with the Commission on February 7, 2023;

(c)The Company’s Current Reports on Form 8-K filed with the Commission on July 14, 2022, July 29, 2022, August 2, 2022, August 3, 2022, and January 17, 2023;

(d)All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above (in each case, except for the information furnished under Items 2.02 or 7.01 in any current report on Form 8-K);

(e)PetMed Express, Inc. 2022 Employee Equity Compensation Restricted Stock Plan, filed as Exhibit A to the registrant’s Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, as filed with the Commission on June 17, 2022; and

(f)The description of the common stock of the Company in its Registration Statement on Form 10-SB filed on January 10, 2000, including any amendment or report filed to update that description (including the Articles of Amendment to Restated and Amended Articles of Incorporation filed with the Company’s Annual Report on Form 10 filed with the Commission on May 22, 2015).

The Company makes copies of these filings available, free of charge, on its website at www.petmeds.com. You may also request a copy of these filings at no cost, by writing or telephoning the Company at the following address: PetMed Express, Inc., Attention: Chief Financial Officer, 420 South Congress Avenue, Delray Beach, Florida 33445, telephone number (561) 526-4444. This reoffer prospectus is part of a Registration Statement that the Company filed with the Securities and Exchange Commission. You should rely only on the information incorporated by reference or provided in this reoffer prospectus, any prospectus supplement and the Registration Statement. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this reoffer prospectus and any prospectus supplement is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)The registrant’s Annual Report on Form 10-K for the year ended March 31, 2022, as filed with the Commission on May 24, 2022, including portions of the Company’s Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, as filed with the Commission on June 17, 2022, to the extent specifically incorporated by reference therein;

(b)The registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, as filed with the Commission on August 2, 2022, Quarterly Report on Form 10-Q

for the quarterly period ended September 30, 2022, as filed with the Commission on November 8, 2022, and Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022, as filed with the Commission on February 7, 2023;

(c)The registrant’s Current Reports on Form 8-K filed with the Commission on July 14, 2022, July 29, 2022, August 2, 2022, August 3, 2022, and January 17, 2023;

(d)All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above (in each case, except for the information furnished under Items 2.02 or 7.01 in any current report on Form 8-K);

(e)PetMed Express, Inc. 2022 Employee Equity Compensation Restricted Stock Plan, filed as Exhibit A to the registrant’s Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, as filed with the Commission on June 17, 2022; and

(f)The description of the common stock of the Company in its Registration Statement on Form 10-SB filed on January 10, 2000, including any amendment or report filed to update that description (including the Articles of Amendment to Restated and Amended Articles of Incorporation filed with the registrant’s Annual Report on Form 10-K filed with the Commission on May 22, 2015).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the Registration Statement has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or oral requests for such copies should be directed to PetMed Express, Inc., Attention: Christine Chambers, Chief Financial Officer, at 420 South Congress Avenue, Delray Beach, Florida 33445, telephone number (561) 526-4444.

Item 4.     Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

As a corporation incorporated in the State of Florida, we are subject to the Florida Business Corporation Act (the “Florida Act”). Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850(1) of the Florida Act, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850(2) of the Florida Act, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In addition, under Section 607.0850(3) of the Florida Act, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) described above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Under Section 607.0850 of the Florida Act, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the Florida Act are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

Our bylaws require us to indemnify our directors and executive officers to the maximum extent permitted by the Florida Act. The bylaws further provide that we shall pay expenses (including attorneys’ fees) incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such director or executive officer may be entitled to indemnification in advance of the final disposition of such action, suit or proceeding.

We have entered into separate indemnification agreements with each of our directors and executive officers, which provides such individuals with indemnification in addition to the indemnification provided for in the bylaws. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such director and officer in any action or proceeding arising out of his or her service to us or any of our subsidiaries or any other company or enterprise to which the individual provides services at our request. Subject to certain limitations, these indemnification agreements also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

The limitation of liability and indemnification provisions in the bylaws and indemnification agreements may discourage shareholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We believe the provisions in the bylaws and indemnification agreements discussed above are necessary to attract and retain qualified persons to serve as directors and officers of our company. We also maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, in the opinion of the Commission, unenforceable.

Item 7.         Exemption From Registration Claimed.

The common stock which may be sold pursuant to the reoffer prospectus for the respective account of one selling security holder listed under the Selling Security Holder section of the reoffer prospectus issued to such selling security holder in July 2016 under the 2015 Director Plan was issued by the Company in reliance upon the available exemptions from the registration requirements of the Securities Act, including the exemption from registration afforded by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. Because the recipient of the shares was a director of the Company, the issuance did not involve any public offering and was exempt from the registration requirements of the Securities Act.

Item 8.     Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10-SB, File No. 000-28827, filed January 10, 2000).
4.2
Articles of Amendment to the Amended and Restated Articles of Incorporation filed June 6, 2001 (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-K for the year ended March 31, 2015, filed May 22, 2015).

4.3	Second Amended and Restated By-Laws of PetMed Express, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed March 26, 2020).
5.1*	Opinion of Roxanne K. Beilly, P.A.
23.1*	Consent of RSM US LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Roxanne K. Beilly, P.A. (included in Exhibit 5.1 hereof).
99.1
PetMed Express, Inc. 2022 Employee Equity Compensation Restricted Stock Plan (incorporated by reference to Exhibit A to the registrant’s Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, as filed with the Commission on June 17, 2022).

107*	Calculation of Registration Fee
*     Filed herewith.

Item 9.     Undertakings.

(a) The Company hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida on February 9, 2023.

                        PETMED EXPRESS, INC.

By: /s/ Mathew N. Hulett
Mathew N. Hulett Chief Executive Officer and President (principal executive officer)

By: /s/ Christine Chambers
Christine Chambers Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)

In accordance with the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of the registrant and in the capacities indicated below and on February 9, 2023.

SIGNATURE
/s/ Mathew N. Hulett	Chief Executive Officer and President (principal executive officer) and Director
Mathew N. Hulett
/s/Christine Chambers	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)
Christine Chambers
/s/ Gian M. Fulgoni	Director, Chairman of the Board
Gian M. Fulgoni
/s/ Leslie C.G. Campbell	Director
Leslie C.G. Campbell /s/ Jodi Watson	Director
Jodi Watson
/s/ Peter S. Cobb	Director
Peter S. Cobb /s/ Diana Garvis Purcel	Director
Diana Garvis Purcel